Exhibit 4.1

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1.  Name of corporation:  Whittier Energy Corporation

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:  Whittier Energy Corporation, a Nevada corporation (the “Corporation”), certifies that pursuant to the authority contained in its Articles of Incorporation, and in accordance with provisions of Nevada Revised Statutes Section 78.1955, it Board of Directors (the “Board”) has adopted the following resolution creating a series of Preferred Stock, par value $0.001 per share, designated as Series A 8% Automatically Convertible Preferred Stock:  [Continuation attached]

3. Effective date of filing (optional):	Upon Filing
(must not be later than 90 days after the certificate is filed)

4. Officer Signature:		/s/ Michael B. Young
	By:	Michael B. Young
	Title:	Chief Financial Officer

Filing Fee:  $175.00

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.1955 Designation 2003
See attached fee schedule.	Revised on: 11/03/03

RESOLVED, that a series of the class of authorized $0.001 par value Series A Preferred Stock of the Corporation is hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

1. Designation and Amounts.

The shares of such series shall be designated as the ‘‘Series A 8% Automatically Convertible Preferred Stock’’ (the ‘‘Series A Preferred’’) and the number of shares initially constituting such series shall be 852,912, which number may be decreased (but not increased) by the Board without a vote of the stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred and shares of Series A Preferred issuable on exercise of rights to acquire Series A Preferred.

2. Rank.

The Series A Preferred shall rank senior to the $0.001 par value common stock (‘‘Common Stock’’) of the Corporation, any other preferred stock of the Corporation issued and outstanding on the date the first share of Series A Preferred is issued, or any other series of stock issued by the Corporation ranking junior as to the Series A Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation (collectively, ‘‘Junior Securities’’). The Series A Preferred shall rank junior to all Senior Securities with respect to both the payment of dividends and the distribution of assets on liquidation, winding up and dissolution. ‘‘Senior Securities’’ means any class or series of stock issued by the Corporation ranking senior to the Series A Preferred with respect to payment of dividends, or upon liquidation, dissolution or winding up of the Corporation.

3. Dividends.

(a) Commencing January 1, 2006, the holders of the Series A Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends on each outstanding share of Series A Preferred at the rate of 8% of the Initial Liquidation Price, as described in Section 4(a), per share per annum from the original issue date of the Series A Preferred (the ‘‘Issue Date’’), payable quarterly in cash within 15 days following the end of the calendar quarters ending March 31, June 30, September 30 and December 31 of each year (each a ‘‘Dividend Payment Date’’), when and as declared by the Board, in accordance with the preference and priority described in Section 2 with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Such dividends shall be cumulative from the Issue Date, whether or not in any period the Company is legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable when, as and if declared by the Board. All dividends on the Series A Preferred shall accrue on a daily basis from the Issue Date whether or not there are (at the time such dividend accrues or becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. Neither conversion on or after January 1, 2006 nor redemption of the Series A Preferred on or after January 1, 2006 shall affect any holder’s right to receive any accrued but unpaid dividends on such Series A Preferred. Notwithstanding any other provision herein, no dividends shall be payable on shares of the Series A Preferred that are converted, as described in Section 5, on or before December 31, 2005.

(b) Dividends shall be calculated on the basis of the time elapsed from and including the Issue Date to and including the Dividend Payment Date or on any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Dividends payable on the shares of Series A Preferred for any period of less than a full calendar quarter shall be prorated for the partial quarter on the basis of a 360-day year of twelve, 30-day months.

(c) To the extent dividends are not paid on a Dividend Payment Date, all dividends that have accrued on each share of Series A Preferred outstanding as of such Dividend Payment Date shall accrue additional dividends and all such accrued and unpaid dividends shall compound on a quarterly basis at a rate per annum equal to 12% (the ‘‘Default Rate’’). Except as provided in the preceding sentence, (i) no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred that are in arrears, and (ii) the dividend rate specified in Section 3(a) shall continue in effect.

(d) Dividends payable on each Dividend Payment Date shall be paid to record holders of the shares of Series A Preferred as they appear on the Corporation’s books at the close of business on the tenth Business Day immediately preceding the respective Dividend Payment Date or on such other record date as may be fixed by the Board in advance of a Dividend Payment Date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such Dividend Payment Date. Dividends in arrears may be declared and paid at any time to holders of record on a date not more than 60 calendar days preceding the payment date as may be fixed by the Board. Dividends paid on shares of Series A Preferred in an amount less than the total amount of such dividends at the time payable shall be allocated pro rata on a share by share basis among all shares outstanding. ‘‘Business Day’’ means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

(e) So long as any shares of Series A Preferred are outstanding, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Junior Securities), without the prior consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred voting together as a separate class. So long as any shares of Series A Preferred are outstanding and without the prior consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred voting together as a separate class, no dividend or other distribution, whether in liquidation or otherwise, shall be declared or paid, or set apart for payment on or in respect of, any Parity Securities, nor shall any Parity Securities be redeemed, purchased or otherwise acquired for any consideration prior to the stated maturity thereof (or any money be paid to a sinking fund or otherwise set apart for the purchase or redemption of any such Parity Securities), unless (i) if there are any accrued and unpaid dividends on the Series A Preferred or such Parity Stock, such dividend or distribution shall be allocated to pay such accrued and unpaid dividends of the Series A Preferred and such Parity Stock, pro rata based on the amount of such accrued and unpaid dividends and (ii) if all accrued and unpaid dividends have been paid on the Series A Preferred and such Parity Stock, such dividends and distributions shall be allocated pro rata to the holders of the Series A Preferred and the Parity Stock based on the respective liquidation preferences thereof. ‘‘Parity Security’’ means the Series A Preferred or any other class or series of stock issued by the Corporation ranking on a parity with the Series A Preferred with respect to payment of dividends, and upon liquidation, dissolution or winding up of the Corporation.

4. Liquidation Preference.

(a) Distribution Amount. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred shall be entitled to receive, in accordance with the preference and priority described in Section 2 as to any distribution of any assets of the Corporation to the holders of any other class or series of shares, the amount of $60.00 per share of Series A Preferred (the ‘‘Initial Liquidation Price’’) plus any accrued but unpaid dividends and any cumulated dividends thereon (together the ‘‘Liquidation Preference’’). To the extent the available assets are insufficient to fully satisfy the Liquidation Preference, then the holders of the Series A Preferred shall share ratably in such distribution in the proportion that each holder’s shares bears to the total number of shares of Series A Preferred outstanding. No payment on account of any such liquidation, dissolution or winding up of the Company shall be paid to the holders of the shares of Series A Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred and the holders of any Parity Securities amounts in proportion to the respective full preferential amounts to which each is entitled with respect to such distribution. For this Section 4(a), absent the consent of holders of at least 50% of the Series A Preferred, a Change of Control or the consummation of a Qualified Offering shall be deemed to be a liquidation, dissolution or winding-up of the Company. ‘‘Change of Control’’ means (A) the acquisition at any time by a ‘‘person’’ or ‘‘group’’ (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’)) who or which is the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities representing more than 35% of the combined voting power in the election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (B) approval by the Corporation or any of its subsidiaries of any sale or disposition of all or substantially all of the assets or earning power of the Corporation and its subsidiaries, taken as a whole; or (C) approval by the stockholders of the Corporation of any merger, consolidation or statutory share exchange to which the Corporation is a party as a result of which the persons who were stockholders immediately prior to the effective date of the merger, consolidation or share exchange shall have beneficial ownership of less than 50% of the combined voting power in the election of directors of the surviving corporation. ‘‘Qualified Offering’’ means an offering for cash by the Corporation of Junior Securities.

(b) After payment of the full amount payable to the holders of Series A Preferred pursuant to Section 4(a), and subject to the rights of holders of Junior Securities other than the Common Stock, the holders of Common Stock shall share in the distribution of the remaining available assets of the Company under the Company’s Articles of Incorporation.

(c) Written notice of any liquidation, dissolution or winding up of the Company, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than fifteen days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred at their respective addresses as the same shall appear in the records of the Company.

5. Conversion.

The Series A Preferred shall be convertible into Common Stock in accordance with the following:

(a) Optional Conversion. Subject to the provisions of this Section 5, the holders of the Series A Preferred may at their option convert such shares into shares of Common Stock at any time on or after the Issue Date (‘‘Optional Conversion’’).

(b) Automatic Conversion. The Series A Preferred shall automatically convert into Common Stock on the first Business Day immediately following the satisfaction of both of the following conditions: (i) the NASDAQ National Market shall have approved the Common Stock for quotation, and the Common Stock shall be quoted, on the NASDAQ National Market; and (ii) the Corporation shall have effected the reverse stock split of the Common Stock at a ratio of at least 1-for-3 in connection with the June 2005 initial issuance (the ‘‘Initial Issuance’’) of the Series A Preferred (the ‘‘Reverse Split’’). The date a share of Series A Preferred is converted is referred to as the ‘‘Conversion Date.’’

(c) Conversion Mechanics. Upon conversion pursuant to this Section 5, each share of Series A Preferred shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Initial Liquidation Price by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date. Upon conversion by a holder of the Series A Preferred pursuant to this Section 5, (i) such holder shall be deemed to own the number of shares of Common Stock into which the holder’s Series A Preferred is converted and (ii) the Corporation shall pay in cash all accrued and unpaid dividends, if any, through the Conversion Date. Promptly thereafter the holder shall surrender the certificate or certificates representing the Series A Preferred which were converted at the office of the Corporation or of the transfer agent for such shares, or at such other place designated by the Corporation. Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or by overnight courier. The Corporation shall, promptly upon receipt of such certificates representing the Series A Preferred shares which have been converted, deliver to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. At the close of business on the Conversion Date, such holder shall be deemed to be the beneficial owner of the shares of Common Stock.

(d) Determination of Conversion Price. The Conversion Price (the ‘‘Conversion Price’’) shall be $2.00. If the Corporation at any time or from time to time makes, issues, declares, pays or fixes a record date for the determination of holders entitled to receive any dividend or other distribution payable of shares of Common Stock in Common Stock or other securities of the Corporation or any of its subsidiaries or in rights to acquire Common Stock or other securities of the Corporation or any of its subsidiaries, or shall effect a stock split or reverse stock split (including the Reverse Split), or a combination, consolidation or reclassification of the Common Stock, then in each such event the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event, such that upon any conversion after any such event, a holder of Series A Preferred shall be entitled to receive the number and class of any securities of the Corporation or other assets which the holder would have received had the Series A Preferred been converted into Common Stock immediately before the event.

(e) Certificates as to Adjustments. Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to Section 5(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and the principal financial officer of the Corporation shall verify such computation and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred with respect to each share of Common Stock received upon such conversion. Notwithstanding the terms of this Section 5(e), the Corporation shall not be required to furnish written notice to each holder of Series A Preferred upon the occurrence of the Reverse Split.

(f) Notice of Record Date. If the Corporation takes a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(g) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A

Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval.

(i) Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any fractional share, the fraction shall be rounded up or down to the nearest whole number of shares.

(j) Reorganization or Merger. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, and such transaction is not treated as a liquidation, dissolution or winding up as provided in Section 4, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Series A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Series A Preferred.

6. Redemption of Series A Preferred.

(a) On September 14, 2008, if any shares of Series A Preferred are then outstanding, a redemption event (the ‘‘Redemption Event’’) shall be deemed to have occurred. The redemption price payable for each share of Series A Preferred redeemed pursuant to this Section 6(a) shall be calculated by multiplying the Liquidation Preference then in effect by 108%.

(b) Between 30 and 60 days before the Redemption Event, the Corporation shall mail a written notice (the ‘‘Redemption Notice’’) to each holder of record of the Series A Preferred at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption which is to be effected, that the redemption shall occur on the date of the Redemption Event (the ‘‘Redemption Date’’), the place at which payment may be obtained and calling upon each such holder to surrender to the Corporation, in the manner and at the place designated, a certificate or certificates representing the total number of shares of Series A Preferred held by such holder. On or after the Redemption Date, each holder of Series A Preferred then outstanding shall surrender to the Corporation the certificate or certificates representing the shares of Series A Preferred owned by such holder as of the Redemption Date, in the manner and at the place designated in the Redemption Notice, and thereupon an amount equal to the purchase price per share of Series A Preferred as calculated pursuant to Section 6(a) shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

7. Corporation’s Dealings with Holders of Series A Preferred. No payments shall be made to holders of Series A Preferred, or redemptions of Series A Preferred shall be made unless the right to receive such payments or participate in such redemptions are made available to all holders of Series A Preferred on a pro rata basis based on the number of shares of Series A Preferred such holder holds.

8. Consent Rights. The Corporation shall not undertake the following actions without the approval by the vote or written consent of the holders of at least 66 2/3% of the Series A Preferred then outstanding, voting together as a single class:

(a) amend, alter, waive, repeal or modify (whether by merger, consolidation or otherwise) any provision of the Articles of Incorporation (including any filing or amending of a Certificate of Designation for any Senior Securities or Parity Securities) or Bylaws of the Corporation so as to adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the Series A Preferred;

(b) authorize, issue or increase the authorized amount of any class of Senior Securities or Parity Securities;

(c) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred;

(d) liquidate, dissolve or wind up the Corporation in any form of transaction; or

(e) enter into any agreement regarding, or any transaction or series of transactions resulting in, a Change of Control before December 31, 2005, and thereafter unless provision is made in the agreement effecting such transaction provide for the redemption of the Series A Preferred under Section 4.

9. Voting Rights.

(a) Voting Rights. Subject to the voting rights set forth in Section 8 and this Section 9, and except as otherwise provided by law, each holder of the Series A Preferred, in addition to any voting rights provided by law, may vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Corporation, including the Common Stock. Each share of Series A Preferred shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is convertible on the record date for any such vote.

(b) Board Representation.

(i) If the Conversion Date has not occurred on or before December 31, 2005, the holders of the Series A Preferred, exclusively and as a separate class, shall be entitled to: (x) elect two members of the Board if less than 51% of the outstanding shares of Series A Preferred issued in the Initial Issuance have converted to Common Stock on or before December 31, 2005; and (y) elect one member of the Board if 51% or more of the outstanding shares of Series A Preferred issued in the Initial Issuance have converted to Common Stock on or before December 31, 2005; provided, however that, the right to elect Preferred Directors shall terminate at such time as 90% or more of the Series A Preferred issued in the Initial Issuance shall have converted to Common Stock. The directors so elected under this Section 9(b) are referred to as ‘‘Preferred Directors’’. Upon election of the Preferred Directors, the Board shall increase the size of the Board to add the Preferred Directors, as applicable.

(ii) The election of the Preferred Directors shall occur (i) at the annual meeting of stockholders, (ii) at any special meeting of stockholders if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of shares of Series A Preferred called by holders of not less than a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Series A Preferred entitled to vote for the Preferred Directors in the manner and on the basis as otherwise provided by law. At any meeting having as a purpose the election of the Preferred Directors, the presence, in person or by proxy, of holders of not less than one-third (1/3) of the outstanding shares of Series A Preferred Stock shall be required and sufficient to constitute a quorum of such class for the election of the Preferred Directors. The holders of shares of Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and notice of any other matter submitted to the vote of stockholders.

(iii) If at any time when any share of Series A Preferred is outstanding any such Preferred Director should cease to be a Preferred Director for any reason, the remaining Preferred Director may appoint an additional Preferred Director to fill the vacancy. If the remaining Preferred Director does not appoint an additional Preferred Director or if there are no Preferred Directors remaining on the Board, the vacancy(ies) may be filled by the vote or written consent of the holders of the outstanding shares of Series A Preferred, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. Any Preferred Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

(iv) A Preferred Director may be removed with or without cause by, and only by, the affirmative vote of the holders of not less than a majority of the outstanding shares of Series A Preferred, given either at a special meeting of the holders of Series A Preferred duly called for that purpose, or by written consent of the holders of Series A Preferred.

(c) Calling a Meeting. The holders of not less than 20% of the shares of Series A Preferred outstanding may request the calling of a special meeting of the holders of Series A Preferred, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Preferred by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 20 days after such request, then the holders of not less than 20% of the shares of Series A Preferred outstanding may designate in writing any holder of Series A Preferred to call such meeting on similar notice at the expense of the Corporation. Any holder of Series A Preferred so designated shall have access to the stock books of the Corporation relating to Series A Preferred for the purpose of calling a meeting of the holders pursuant to these provisions.

(d) Action Without Meeting. With respect to actions by the holders of Series A Preferred upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Series A Preferred is entitled to vote were present and voted.

10. Status of Reacquired Shares of Series A Preferred. Shares of outstanding Series A Preferred reacquired by the Corporation (including shares of Series A Preferred which have been redeemed pursuant to the provisions hereof) or cancelled upon conversion into Common Stock shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, and subject to later designation and issuance by the Corporation in accordance with its Articles of Incorporation.

11. Preemptive Rights. Holders of Series A Preferred shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Corporation, except as specifically set forth herein.

12. Notices. Any notice required by the provisions hereof to be given to the holders of Series A Preferred shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation. Any notice required by the provisions hereof to be given to the Corporation shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Corporation at 333 Clay Street, Suite 1100, Houston, Texas 77002, or such other address as the Corporation shall provide in writing to the holders of Series A Preferred.

13. Amendments. With the consent or approval of the holders of at least a majority of the Series A Preferred then outstanding, the Corporation may amend or modify any of the foregoing rights, privileges and preferences with respect to the shares of Series A Preferred, provided that no such amendment may materially and adversely affect a holder of Series A Preferred without the holder’s approval. Notwithstanding the foregoing, the Corporation may amend or modify (i) the consent rights described in Section 8 of the holders of Series A Preferred and (ii) any other rights described herein requiring consent or approval of the holders of 66 2/3% of the Series A Preferred only with the approval by the vote or written consent of the holders of at least 66 2/3% of the Series A Preferred then outstanding.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of June 13, 2005.

WHITTIER ENERGY CORPORATION

By:
Name:	Michael B. Young
Title:	Chief Financial Officer